Exhibit 99.2

So Act® Network Announces Consulting Agreement with Entertainment Industry Expert

On 7:00 am EDT, Tuesday January 12, 2010

HOUSTON, Texas--(GLOBE NEWSWIRE) -- So Act Network, Inc. (OTCBB:SOAN) announced today that it has signed an agreement with entertainment industry legendary promoter Roy Sciacca to assist the Company with marketing and promotion to the music and television entertainment market.

“Roy Sciacca has significant global experience in the entertainment industry to help us establish contacts as we cross over into the entertainment world to gain acceptance for our unique social/business networking platform,” said Greg Halpern, So Act Network President.“ Roy’s experience with Quepasa (cross-over to the television world) will help us establish links to substantial foreign markets in the Latin Social Networking, music and television communities.

“I am extremely excited about So Act and where it can go because I represent a global company that reaches millions of people,” said Roy Sciacca. “I believe in the So Act message to build a better world and I am confident that the public is ready for this type of change. What So Act brings to the table is of great benefit to the world and they can change the scope of social networking the way I am going to change the scope of music reality television,”

About Roy A. Sciacca
Born to entertain, Roy A. Sciacca has been entrenched in the industry for more than two-thirds of his life. A celebrated key figure in the L.A. rock scene as a Club Owner, Studio Owner, Performing Musician and Concert/Tour Promoter. His production credits include over 100 music videos and approximately 400 live concert events and tour productions. The 1980’s served as the breeding ground for Sciacca’s entry in the big leagues. Launching World Tours and large production concerts for major artists such as Janet Jackson, Don Henley, Chicago, Alice Cooper, Alan Jackson, Lee Ann Womack, Kiss and many others. Mr. Sciacca also established Late Night Studios in 1986, a major, full production sound-stage facility in Hollywood, CA. Testing the waters in the Los Angeles club scene, Sciacca owned and operated, Boy & Girls and M & M’s, both LA’s premier nightclubs from 1987 through 1990. As an independent promoter and a management-executive of HK Management, Sciacca managed many world class artists and worked with numerous concert tours and was active in the sponsorship, marketing, and advertising initiatives associated with those tours.  From 1994 through 1996 Mr. Sciacca also created and produced popular concept tours for the Elvis Presley Memorabilia Museum World Tour and in 1997 through 1999 he created the 50th Anniversary NASCAR Tour. Adding to his NASCAR credit, Sciacca produced the entire entertainment production for the Inaugural opening of Homestead Raceway’s; Winston Cup Series, Florida in November 1999. From 1997 – 2000 Sciacca co-managed with Edgardo Diaz, the Latin sensation, MDO (the new Menudo) for their concert tour and new record album. Seeing the U.S Hispanic market beginning to erupt, Sciacca moved quickly to capitalize on what would become the U.S. Latin breakout artist Ricky Martin. Currently, Mr. Sciacca is producing the history making Musical Reality Series “Recreating A Legend”. 2010 will set the new bar for Music Reality contesting. The Global Stage awaits in what is sure to become a muti-country blockbuster.

About So Act® Network, Inc.
Social Media expert Jon Hansen called So Act "The 60 minutes of Social Networks, where you engage, mobilize and empower people into action." Whatever the mission, cause, product, service, program, cure, or solution, So Act can help you expand your sphere of influence and crystallize forward thinking into positive action on a larger scale, while harmoniously merging economic and socially conscious goals.

So Act's innovative technologies provide a global social network where its members are able to build Communities of Purpose, and accomplish and promote all of their important goals without being subjected to spam or ads, and without having personal information used by marketers. So Act’s cutting edge communication platform improves on the social networking theme by providing businesses and individuals with project building tools, alerting, and secured network file sharing and previewing, all in a personalized, private, format that crosses  global boundaries to connect like-minded individuals, while allowing an unlimited number of members to simultaneously participate in small, or large, online meetings. So Act includes a “top 10” filtered results ad-free web search engine, and its press club allows members to share their important news with their followers and the media. While membership is free, several features to expand network size and capability for those with greater needs are available for $1, $2 and $5 monthly fees. So Act also provides partnership and profit-sharing opportunities for individuals and companies seeking to gain a meaningful foothold in the Social Networking space. For more information, and to join free visit www.SoAct.Net.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements that involve risks and uncertainties. These statements may include statements regarding stock-based compensation charges and our plans to invest in our core business and make significant capital expenditures. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, unforeseen changes in our hiring patterns and our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K for the year ended December 31, 2008, which is on file with the SEC and is available on our investor relations website at SoAct.Net and on the SEC website at www.sec.gov. Additional information is also set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which is also on file with the SEC. All information provided in this release is as of January 11, 2010 and So Act Network undertakes no duty to update this information. So Act is a registered trademark of So Act Network, Inc. All other company and product names may be trademarks of the respective companies with which they are associated.

Source:	So Act Network, Inc.	Investor Relations Contact:
Contact:	Greg Halpern	Steven Marcus
	Greg@SoAct.Net	DME Capital LLC
	210-401-7667	917-648-0663